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                                                            EXHIBIT 23

                    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Marisa Christina Incorporated:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-91078) and Form S-8 (No. 33-91080) of Marisa Christina, Incorporated of our report dated March 8, 1998, relating to the consolidated balance sheets of Marisa Christina, Incorporated and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Marisa Christina, Incorporated.


                                                         KPMG PEAT MARWICK LLP

New York, New York
March 27, 1998